Exhibit 99.1

NEWS Contact: Jeffrey Schnell Senior Director, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

•	Fourth quarter net sales of $447.0 million increased 16% compared to the fourth quarter of 2020, driving record full year net sales of $1,761.2 million for 2021

•	Fourth quarter and full year reported net income of $18.1 million and $121.4 million and earnings per diluted share of $1.01 and $6.77, respectively

•	Record annual adjusted EBITDA of $274.1 million for 2021 includes $60.7 million in the fourth quarter

•	Fourth quarter and full year non-GAAP earnings per diluted share of $1.29 and $6.85

•	Strong cash flow from operations of $46.4 million in the fourth quarter

February 24, 2022

CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, today announced its fourth quarter and full year 2021 results.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except per share data)	2021	2020	2021	2020
Net sales	$447.0	$385.9	$1,761.2	$1,417.7
Net income attributable to Quaker Chemical
Corporation	18.1	48.5	121.4	39.7
Earnings per diluted share attributable to
Quaker Chemical Corporation	1.01	2.72	6.77	2.22
Non-GAAP net income *	23.0	29.3	122.8	85.2
Non-GAAP earnings per diluted share *	1.29	1.63	6.85	4.78
Adjusted EBITDA *	60.7	65.5	274.1	222.0

* Refer to the Non-GAAP Measures and Reconciliations section below for additional information

Fourth Quarter 2021 Consolidated Results

Fourth quarter 2021 net sales of $447.0 million increased 16% compared to $385.9 million in the prior year quarter primarily due to an increase in selling price and product mix of approximately 15% and additional net sales from acquisitions of 4%, slightly offset by a 2% decrease in sales volumes and a 1% unfavorable impact from foreign currency translation. The increase in selling price and product mix was primarily attributable to broad price increases implemented to help offset continued and unprecedented raw material cost increases as well as global supply chain and logistics cost pressures. The 2% decline in the Company’s volumes were attributable to constrained demand from the automotive sector as well as delayed shipments due to supply chain restrictions which offset new business wins in the quarter.

The Company had net income in the fourth quarter of 2021 of $18.1 million or $1.01 per diluted share, compared to fourth quarter of 2020 net income of $48.5 million or $2.72 per diluted share. Excluding costs associated with the combination with Houghton International, Inc. (the “Combination”) and other non-core or non-recurring items in each period, the Company’s fourth quarter 2021 non-GAAP earnings per diluted share was $1.29 compared to $1.63 in the prior year fourth quarter. The Company’s fourth quarter 2021 adjusted EBITDA of $60.7 million decreased 7% compared to $65.5 million in the fourth quarter of 2020, as the increase in net sales was more than offset by lower gross margins primarily attributable to increased raw material and other costs, supply chain and logistics cost pressures as well as product mix.

Andy Tometich, Chief Executive Officer and President, commented, “Thanks to the remarkable efforts of our global colleagues, the Company has made meaningful progress navigating through a very challenging environment. In the fourth quarter, we contended with escalating raw material pressures and supply chain disruptions, especially in automotive end markets. That said, in 2021, we delivered record net sales and adjusted EBITDA while deepening customer relationships through our breadth of product and service offerings. Our journey is just beginning and we are excited about the opportunities ahead to further optimize and enhance our portfolio and continue to deliver profitable growth.

Looking forward, the Company is well positioned to continue to outpace market growth rates and deliver value-added solutions and services to our customers.  Demand remains healthy across most of our end markets, however, we expect raw material cost pressures and supply chain disruptions to persist throughout 2022. To mitigate the impact of these ongoing inflationary pressures, we are implementing further price actions and are actively managing our cost structure. We believe these actions will begin to drive a recovery in margins as we progress throughout the year. The economic environment is uncertain, but we remain committed to advancing our customer intimate strategy and sustainability program and delivering earnings growth in 2022 and beyond.”

Fourth Quarter 2021 Segment Results

The Company’s fourth quarter and full year 2021 operating performance in each of its four reportable operating segments: (i) Americas; (ii) Europe, Middle East and Africa (“EMEA”); (iii) Asia/Pacific; and (iv) Global Specialty Businesses, reflect similar drivers to that of its consolidated performance. Fourth quarter performance of the Company’s operating segments are further described below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales*	2021	2020	2021	2020
Americas	$147.3	$120.1	$572.6	$450.2
EMEA	114.6	106.6	480.1	383.2
Asia/Pacific	101.2	88.5	388.2	315.3
Global Specialty Businesses	83.9	70.6	320.2	269.0
Segment operating earnings*
Americas	$27.7	$25.8	$124.9	$96.4
EMEA	16.4	22.9	85.2	69.2
Asia/Pacific	22.3	22.3	96.3	88.4
Global Specialty Businesses	21.6	21.6	90.6	79.7

* Refer to the Segment Measures and Reconciliations section below for additional information

All four segments had higher net sales in the fourth quarter of 2021 compared to the fourth quarter of 2020, as each of the segments continued to benefit from increases in selling price and product mix and additional net sales from acquisitions. Organic sales volumes increased in the Asia/Pacific and Global Specialty Businesses segments due to continued new business wins and healthy end market demand; however organic sales volumes decreased in the Americas and EMEA segments primarily due to lower sales into automotive-related end markets. Net sales were also negatively impacted in the fourth quarter due to limited availability of certain key raw materials and related supply chain constraints. Operating earnings from the Americas segment increased compared to the prior year quarter, while the Asia/Pacific and Global Specialty Businesses segments were relatively flat and EMEA declined. Gross margins in all of the Company’s operating segments were negatively impacted by persistent raw material inflation, higher logistics, labor and manufacturing costs, and disruptions to the global supply chain.

Cash Flow and Liquidity Highlights

As of December 31, 2021, the Company’s total gross debt was $901.3 million and its cash and cash equivalents was $165.2 million. The Company’s net debt was $736.2 million, and its net debt divided by its trailing twelve months adjusted EBITDA was approximately 2.7x as of December 31, 2021 compared to approximately 3.2x at year-end 2020.

The Company had net operating cash flow of $46.4 million during the fourth quarter of 2021, resulting in full year net operating cash flow of $48.9 million compared to a net operating cash flow of $178.4 million for the full year 2020. The significant decrease in net operating cash flow year-over-year was primarily driven by a change in working capital, as the Company’s strong current year net sales and sales volumes resulted in an increase in accounts receivable coupled with an increase in inventory primarily attributable to continued rising raw material costs as well as a build in inventory to ensure the Company has appropriate stock to meet its customer demand in anticipation of continuing stress on the global supply chain.

The Company estimates that it realized cost synergies associated with the Combination of approximately $20 million during the fourth quarter of 2021. The Company has fully achieved its targeted cost synergies related to the Combination. Going forward, the Company will continue to further optimize its footprint, processes and other functions and, as a result, expects to incur additional costs, similar to those related to the integration, as well as higher capital expenditures over the next several years.

Recent Acquisition Activity

During the fourth quarter of 2021, the Company acquired a business that provides hydraulic fluids, coolants, cleaners, and rust preventative oils and a company that provides vacuum impregnation services of castings, powder metal and electrical components. These acquisitions increase our technological capabilities and extend our geographic presence. In total, the Company’s initial purchase price for these acquisitions was approximately $11 million, which is subject to post-closing adjustments as well as certain earn-out provisions that could total approximately $4 million in additional consideration pending future performance or growth thresholds.  The company estimates that these acquisitions in aggregate will add full year net sales of approximately $13 million and approximately $2 million of full year adjusted EBITDA in 2022.

During the first quarter of 2022, the Company completed two small acquisitions. The first acquisition was a business that provides pickling inhibitor technologies for the steel industry, drawing lubricants and stamping oil for metalworking, and various other lubrication, rust preventative, and cleaner applications. The second acquisition was a business that provides sealing and impregnation of metal castings for the automotive sector, as well as impregnation resin and impregnation systems for metal parts. These acquisitions increase our technological capabilities and extend our geographic presence. In total, the Company’s initial aggregate purchase price for these acquisitions was approximately $10 million, which is subject to post-closing adjustments. The Company estimates these acquisitions in aggregate will add approximately $2 million of full year adjusted EBITDA in 2022.

Non-GAAP Measures and Reconciliations

The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

As it relates to 2022 projected adjusted EBITDA growth for the Company, including the contributions from our recent acquisitions discussed under “Recent Acquisition Activity,” as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Operating income	$30,746	$34,707	$150,466	$59,360
Houghton combination, integration and other acquisition-related expenses (a)	5,634	7,004	24,611	30,446
Restructuring and related charges	840	1,956	1,433	5,541
Fair value step up of acquired inventory sold	—	—	801	226
Executive transition costs	1,889	—	2,986	—
Inactive subsidiary’s non-operating litigation costs	206	—	819	—
Customer bankruptcy costs	—	—	—	463
Facility remediation costs, net	19	—	1,509	—
Indefinite-lived intangible asset impairment	—	—	—	38,000
Non-GAAP operating income	$39,334	$43,667	$182,625	$134,036
Non-GAAP operating margin (%)	8.8%	11.3%	10.4%	9.5%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income attributable to Quaker Chemical Corporation	$18,126	$48,470	$121,369	$39,658
Depreciation and amortization (a)(b)	21,394	20,730	87,728	84,494
Interest expense, net	5,601	4,494	22,326	26,603
Taxes on income before equity in net income of associated companies (c)	8,237	2,307	34,939	(5,296)
EBITDA	$53,358	$76,001	$266,362	$145,459
Equity income in a captive insurance company	(922)	(454)	(4,993)	(1,151)
Houghton combination, integration and other acquisition-related expenses (a)	5,046	6,859	17,917	29,538
Restructuring and related charges	840	1,956	1,433	5,541
Fair value step up of acquired inventory sold	—	—	801	226
Executive transition costs	1,889	—	2,986	—
Inactive subsidiary’s non-operating litigation costs	206	—	819	—
Customer bankruptcy costs	—	—	—	463
Facility remediation costs, net	47	—	2,066	—
Indefinite-lived intangible asset impairment	—	—	—	38,000
Pension and postretirement benefit (income) costs, non-service components	(163)	(899)	(759)	21,592
Gain on changes in insurance settlement restrictions of an inactive subsidiary and related insurance insolvency recovery	—	(18,144)	—	(18,144)
Brazilian non-income tax credits	206	—	(13,087)	—
Currency conversion impacts of hyper- inflationary economies	228	172	564	450
Adjusted EBITDA	$60,735	$65,491	$274,109	$221,974
Adjusted EBITDA margin (%)	13.6%	17.0%	15.6%	15.7%

Adjusted EBITDA	$60,735	$65,491	$274,109	$221,974
Less: Depreciation and amortization - adjusted (a)(b)	21,386	20,730	87,002	83,732
Less: Interest expense, net	5,601	4,494	22,326	26,603
Less: Taxes on income before equity in net income of associated companies – adjusted (c)	10,699	11,015	41,976	26,488
Non-GAAP net income	$23,049	$29,252	$122,805	$85,151

Non-GAAP Earnings per Diluted Share Reconciliations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.01	$2.72	$6.77	$2.22
Equity income in a captive insurance company per diluted share	(0.05)	(0.03)	(0.28)	(0.07)
Houghton combination, integration and other acquisition-related expenses per diluted share (a)	0.21	0.28	0.79	1.31
Restructuring and related charges per diluted share	0.04	0.08	0.07	0.23
Fair value step up of acquired inventory sold per diluted share	—	—	0.03	0.01
Executive transition costs per diluted share	0.08	—	0.13	—
Inactive subsidiary’s non-operating litigation costs per diluted share	0.01	—	0.04	—
Customer bankruptcy costs per diluted share	—	—	—	0.02
Facility remediation costs, net, per diluted share	0.00	—	0.09	—
Indefinite-lived intangible asset impairment per diluted share	—	—	—	1.65
Pension and postretirement benefit (income) costs, non-service components per diluted share	(0.01)	(0.04)	(0.04)	0.79
Gain on changes in insurance settlement restrictions of an inactive subsidiary and related insurance insolvency recovery per diluted share	—	(0.78)	—	(0.78)
Brazilian non-income tax credits per diluted share	0.02	—	(0.46)	—
Currency conversion impacts of hyper-inflationary economies per diluted share	0.01	0.00	0.03	0.02
Impact of certain discrete tax items per diluted share	(0.03)	(0.60)	(0.32)	(0.62)
Non-GAAP earnings per diluted share	$1.29	$1.63	$6.85	$4.78

(a)	The Company recorded less than $0.1 million and $0.7 million of accelerated depreciation expense related to the Combination during the three and twelve months ended December 31, 2021, respectively, compared to $0.8 million during the twelve months ended December 31, 2020. In the three and twelve months ended December 31, 2021 all amounts were recorded in cost of goods sold (“COGS”), while in the twelve months ended December 31, 2020, $0.7 million was recorded in COGS and $0.1 million was recorded in Combination, integration and other acquisition-related expenses. The amounts recorded within COGS are included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliation of Operating income to Non-GAAP operating income and GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, the total amounts are included within the caption Depreciation and amortization in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, they are excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income. During the twelve months ended December 31, 2021, the Company recognized a gain of $5.4 million compared to a loss of $0.6 million recorded during the twelve months ended December 31, 2020 associated with the sale of certain held-for-sale real property assets which was the result of the Company’s manufacturing footprint integration plan. In addition, the Company recorded $0.6 million and $0.8 million related to indemnification assets during the years ended December 31, 2021 and 2020, respectively. This gain was recorded within Other (expense) income, net and therefore is included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA and GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share, however it is excluded in the reconciliation of Operating income to Non-GAAP operating income.

(b)	Depreciation and amortization for the three and twelve months ended December 31, 2021 includes $0.3 million and $1.2 million, respectively, and for the three and twelve months ended December 31, 2020 included approximately $0.3 million and $1.2 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Statement of Operations, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a Houghton joint venture in Korea as a result of required purchase accounting.

(c)	Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of certain specific tax charges and benefits in the three and twelve months ended December 31, 2021 and 2020, which the Company does not consider core or indicative of future performance.

Segment Measures and Reconciliations

The Company’s operating segments, which are consistent with its reportable segments, reflect the structure of the Company’s internal organization, the method by which the Company’s resources are allocated and the manner by which the chief operating decision maker assesses the Company’s performance. The Company has four reportable segments: (i) Americas; (ii) EMEA; (iii) Asia/Pacific; and (iv) Global Specialty Businesses. The three geographic segments are composed of the net sales and operations in each respective region, excluding net sales and operations managed globally by the Global Specialty Businesses segment, which includes the Company’s container, metal finishing, mining, offshore, specialty coatings, specialty grease and Norman Hay businesses. Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related COGS and SG&A. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs, Combination, integration and other acquisition-related expenses, and Restructuring and related charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include interest expense, net and other (expense) income, net.

The following tables reconcile the Company’s reportable operating segments performance to that of the Company’s (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2021	2020	2021	2020
Americas	$147,300	$120,149	$572,643	$450,161
EMEA	114,635	106,641	480,126	383,187
Asia/Pacific	101,236	88,449	388,160	315,299
Global Specialty Businesses	83,870	70,613	320,229	269,031
Total net sales	$447,041	$385,852	$1,761,158	$1,417,677
Segment operating earnings
Americas	$27,708	$25,789	$124,863	$96,379
EMEA	16,407	22,894	85,209	69,163
Asia/Pacific	22,328	22,250	96,318	88,356
Global Specialty Businesses	21,591	21,576	90,632	79,690
Total segment operating earnings	88,034	92,509	397,022	333,588
Combination, integration and other acquisition-related expenses	(5,626)	(7,004)	(23,885)	(29,790)
Restructuring and related charges	(840)	(1,956)	(1,433)	(5,541)
Fair value step up of acquired inventory sold	—	—	(801)	(226)
Indefinite-lived intangible asset impairment	—	—	—	(38,000)
Non-operating and administrative expenses	(35,104)	(32,920)	(157,864)	(143,202)
Depreciation of corporate assets and amortization	(15,718)	(15,922)	(62,573)	(57,469)
Operating income	30,746	34,707	150,466	59,360
Other (expense) income, net	(493)	16,789	18,851	(5,618)
Interest expense, net	(5,601)	(4,494)	(22,326)	(26,603)
Income before taxes and equity in net income of associated companies	$24,652	$47,002	$146,991	$27,139

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic, inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition, our expectations that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility, expectations about future demand and raw material costs, and statements regarding the impact of increased raw material costs and pricing initiatives, on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination and other acquisitions, the impacts on our business as a result of the COVID-19 pandemic and global supply chain constraints as well as any projected global economic rebound or anticipated positive results due to Company actions taken in response, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns, including as is currently being experienced by many automotive industry companies as a result of supply chain disruptions. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial instability, worldwide economic and political disruptions such as the current conflict between Russia and Ukraine, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, and durable goods industries. The ultimate impact of COVID-19 on our business will depend on, among other things, the extent and duration of the pandemic, the severity of the disease and the number of people infected with the virus including new variants, the continued uncertainty regarding global availability, administration, acceptance and long-term efficacy of vaccines, or other treatments, for COVID-19 or its variants, the longer-term effects on the economy of the pandemic, including the resulting market volatility, and by the measures taken by governmental authorities and other third parties restricting day-to-day life and business operations and the length of time that such measures remain in place, as well as laws and other governmental programs implemented to address the pandemic or assist impacted businesses, such as fiscal stimulus and other legislation designed to deliver monetary aid and other relief. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about business conditions during 2022 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, and in subsequent reports filed from time to time with the Securities and Exchange Commission, including, once filed, our Annual Report on Form 10-K for the year ended December 31, 2021.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, the Company’s investor conference call to discuss its fourth quarter and full year 2021 performance is scheduled for February 25, 2022 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,700 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net sales	$447,041	$385,852	$1,761,158	$1,417,677

Cost of goods sold	308,177	243,838	1,166,518	904,234

Gross profit	138,864	142,014	594,640	513,443
%	31.1%	36.8%	33.8%	36.2%

Selling, general and administrative expenses	101,652	98,347	418,856	380,752
Indefinite-lived intangible asset impairment	-	-	-	38,000
Restructuring and related charges	840	1,956	1,433	5,541
Combination, integration and other acquisition-related expenses	5,626	7,004	23,885	29,790

Operating income	30,746	34,707	150,466	59,360
%	6.9%	9.0%	8.5%	4.2%

Other (expense) income, net	(493)	16,789	18,851	(5,618)
Interest expense, net	(5,601)	(4,494)	(22,326)	(26,603)
Income before taxes and equity in net income of associated companies	24,652	47,002	146,991	27,139

Taxes on income before equity in net income of associated companies	8,237	2,307	34,939	(5,296)
Income before equity in net income of associated companies	16,415	44,695	112,052	32,435

Equity in net income of associated companies	1,711	3,816	9,379	7,352

Net income	18,126	48,511	121,431	39,787

Less: Net income attributable to noncontrolling interest	-	41	62	129

Net income attributable to Quaker Chemical Corporation	$18,126	$48,470	$121,369	$39,658
%	4.1%	12.6%	6.9%	2.8%

Share and per share data:
Basic weighted average common shares outstanding	17,819,727	17,764,854	17,805,034	17,719,792
Diluted weighted average common shares outstanding	17,867,814	17,817,012	17,855,124	17,750,879
Net income attributable to Quaker Chemical Corporation common shareholders - basic	$1.01	$2.73	$6.79	$2.23
Net income attributable to Quaker Chemical Corporation common shareholders - diluted	$1.01	$2.72	$6.77	$2.22

Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value)

	December 31,
	2021	2020
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$165,176	$181,833
Accounts receivable, net	430,676	372,974
Inventories, net	264,531	187,764
Prepaid expenses and other current assets	59,871	50,156
Total current assets	920,254	792,727

Property, plant and equipment, net	197,520	203,883
Right of use lease assets	36,635	38,507
Goodwill	631,194	631,212
Other intangible assets, net	1,027,782	1,081,358
Investments in associated companies	95,278	95,785
Deferred tax assets	16,138	16,566
Other non-current assets	30,959	31,796
Total assets	$2,955,760	$2,891,834

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$56,935	$38,967
Accounts and other payables	234,083	198,872
Accrued compensation	38,197	43,300
Accrued restructuring	4,087	8,248
Other accrued liabilities	97,165	93,573
Total current liabilities	430,467	382,960

Long-term debt	836,412	849,068
Long-term lease liabilities	26,335	27,070
Deferred tax liabilities	179,025	192,763
Other non-current liabilities	95,599	119,059
Total liabilities	1,567,838	1,570,920

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2021 - 17,897,033 shares; 2020 - 17,850,616 shares	17,897	17,851
Capital in excess of par value	917,053	905,171
Retained earnings	516,334	423,940
Accumulated other comprehensive loss	(63,990)	(26,598)
Total Quaker shareholders' equity	1,387,294	1,320,364
Noncontrolling interest	628	550
Total equity	1,387,922	1,320,914
Total liabilities and equity	$2,955,760	$2,891,834

Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	Twelve Months Ended December 31,
	2021	2020
	(Unaudited)
Cash flows from operating activities
Net income	$121,431	$39,787
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt issuance costs	4,749	4,749
Depreciation and amortization	86,550	83,246
Equity in undistributed earnings of associated companies, net of dividends	(8,971)	4,862
Acquisition-related fair value adjustments related to inventory	801	229
Deferred income taxes	(12,506)	(38,281)
Uncertain tax positions (non-deferred portion)	(922)	1,075
Deferred compensation other, net	(5,325)	(471)
Share-based compensation	11,038	10,996
(Gain) loss on disposal of property, plant, equipment and other assets	(4,695)	871
Insurance settlement realized	-	(1,035)
Indefinite-lived intangible asset impairment	-	38,000
Gain on inactive subsidiary litigation and settlement reserve	-	(18,144)
Combination and other acquisition-related expenses, net of payments	(1,974)	860
Restructuring and related charges	1,433	5,541
Pension and other postretirement benefits	(6,330)	16,535
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(67,473)	17,170
Inventories	(84,428)	(3,854)
Prepaid expenses and other current assets	(21,174)	927
Change in restructuring liabilities	(5,266)	(15,745)
Accounts payable and accrued liabilities	37,998	22,308
Estimated taxes on income	3,997	8,763
Net cash provided by operating activities	48,933	178,389

Cash flows from investing activities
Investments in property, plant and equipment	(21,457)	(17,901)
Payments related to acquisitions, net of cash acquired	(42,417)	(56,230)
Proceeds from disposition of assets	14,744	2,702
Insurance settlement interest earned	-	44
Net cash used in investing activities	(49,130)	(71,385)

Cash flows from financing activities
Payments of term loan debt	(38,011)	(37,615)
Borrowings (repayments) on revolving credit facilities, net	53,031	(11,485)
Repayments on other debt, net	(776)	(661)
Dividends paid	(28,599)	(27,563)
Stock options exercised, other	890	3,867
Purchase of noncontrolling interest in affiliates	-	(1,047)
Distributions to noncontrolling affiliate shareholders	-	(751)
Net cash used in financing activities	(13,465)	(75,255)

Effect of foreign exchange rate changes on cash	(3,057)	6,591

Net (decrease) increase in cash, cash equivalents and restricted cash	(16,719)	38,340
Cash, cash equivalents and restricted cash at the beginning of the period	181,895	143,555
Cash, cash equivalents and restricted cash at the end of the period	$165,176	$181,895